UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2020 (June 15, 2020)

Harte Hanks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7120	74-1677284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

2800 Wells Branch Parkway Austin Texas 78728 (512) 434-1100

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2020, Ms. O’Connell determined to step down as a member of the Board of Directors (the “Board”) of Harte Hanks, Inc. (the “Company”), effective as of July 22, 2020 following the Annual Meeting of Stockholders (the “Annual Meeting”). Ms. O’Connell’s determination to step-down is not the result of any dispute with the Company or the Board on any matter relating to the operations, policies or practices of the Company. Rather, Ms. O’Connell graciously determined to step-down from the Board in connection with the Board’s determination that a five-member Board was right for the Company at this point in time. After the Annual Meeting the Board will decrease the size of the Board from seven members to five members. Any votes with respect to Ms. O’Connell will be disregarded.

Andrew Harrison will step down from his position with the Company on June 30, 2020 to pursue other opportunities. The Company and Mr. Harrison have entered into a termination agreement memorializing the terms of his separation of employment (the “Termination Agreement”).  Mr. Harrison will receive severance of three hundred and thirty-two thousand dollars ($332,000), representing twelve months of his annual base salary plus a sum of $7,500, less applicable withholdings and deductions.  Additionally, the Separation Agreement contains a release, and ratifies the confidentiality and non-solicitation covenants in Mr. Harrison’s employment restrictions agreement with the Company, dated August 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARTE HANKS, INC.

By:	/s/ Lauri Kearnes
Name:	Lauri Kearnes
Title:	Chief Financial Officer

Date: June 18, 2020